UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_____________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2026

Allegiant Travel Company
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 North Town Center Drive
	Las Vegas, NV	89144
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:              (702) 851-7300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001	ALGT	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as in Rule 405 of the Securities Act of 1933 (Section 17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1    Registrant's Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

On July 27, 2026, Allegiant Travel Company (the “Company”) and its subsidiary, Allegiant Air, LLC (“Allegiant Air”) entered into an amendment to the PDP Facility Agreement dated November 1, 2023 with Runway Seven Lender LLC (the “Lender”), an entity managed by Carlyle Aviation Management Limited (the “Facility”) involving full-recourse loans (“Loans”) to be made available from time to time. The obligations under the Facility are guaranteed by the Company. The Loans are intended to finance a portion of the pre-delivery payments (“PDPs) due to The Boeing Company (“Boeing”) with respect to certain aircraft subject to the purchase agreement dated December 31, 2021, as amended to date, between Allegiant Air and Boeing (such aircraft, the “Aircraft” and with respect to such Aircraft only, the “Boeing Purchase Agreement”).

Upon execution of the Facility, $231,028,700 is the available commitment of the Lender. The maturity date of all Loans under the Facility is March 31, 2028, with a mandatory repayment required on or before the delivery of the associated aircraft. The Facility is undrawn at the current time.

The interest rate on the Loans is based on one-month Term SOFR.

The Loans are secured primarily by a perfected first priority collateral assignment of the Boeing Purchase Agreement with respect to the Aircraft and related rights.

The Facility also includes certain customary provisions for events of default.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the definitive agreement, which the Company intends to file as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2026.

Section 2    Financial Information

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 24, 2026, the Company, through a wholly owned subsidiary, entered into a credit facility under which it will be able to borrow up to $177.5 million to be secured by certain Airbus aircraft in the Company’s fleet. Any notes under the facility will bear interest at a fixed rate, based on SOFR plus a margin, to be determined at drawdown and will provide for quarterly amortizing payments beginning in July 2027 over a term of five to six years. The proceeds from any drawdowns will be used for general corporate purposes. The credit facility is undrawn at the current time.

In July 2026, the Company, through wholly owned subsidiaries, borrowed $132.0 million under a previously reported $176.0 million credit facility secured by Boeing 737-MAX aircraft, which is now fully drawn. The loans provide for floating interest rates and quarterly payments over terms of 10 years. The loan proceeds were used to finance recent aircraft deliveries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2026	ALLEGIANT TRAVEL COMPANY

	By:	/s/ Robert Neal
	Name:	Robert Neal
	Title:	President, Chief Financial Officer